Exhibit 99.1

Beeline Implements Additional Cost Reduction Plan Targeting $3 Million in Annualized Savings, Advancing a More Efficient, Technology-Driven Business Model

Additional expense reductions build on earlier cost saving initiatives and accelerates path toward positive cash flow

Technology investments and higher-value mortgage products support a more scalable operating model

PROVIDENCE, R.I., Oct. 20, 2026 (GLOBE NEWSWIRE) — via IBN — Beeline Holdings, Inc. (Nasdaq: BLNE) (“Beeline” or the “Company”), a digital mortgage and home equity platform, today announced an additional operating expense reduction plan targeting approximately $250,000 in monthly savings, representing $3 million in annualized operating expense reductions. These savings are incremental to cost reductions implemented earlier in 2026.

The initiative is part of Beeline’s ongoing transformation toward a leaner, more efficient, technology-driven operating model. The additional planned reductions are expected to lower the Company’s fixed-cost structure, improve operating leverage and accelerate its path toward positive operating cash flow.

The plan includes workforce reductions, infrastructure consolidation and elimination of legacy overhead costs. Beeline expects approximately $270,000 in one-time transition expenses through Dec. 1, 2026, after which the full monthly savings are expected to be realized.

Beeline continues to leverage its proprietary MagicBlocks AI customer acquisition technology, a newly developed mortgage pricing engine with technology infrastructure supporting higher-value, Non-QM products, including Bank Statement and Debt Service Coverage Ratio (DSCR) loans. These investments are designed to improve conversion rates, increase revenue per employee and enable the Company to scale more efficiently, which contributed to increased revenues in Q3 2026.

“This initiative represents a fundamental shift in Beeline’s operating model,” said Nick Liuzza, Chief Executive Officer. “We have invested heavily in technology and higher-value mortgage products, and we are now aligning our cost structure with those capabilities. These additional expense reductions build on the actions we have already taken this year and represent another important step toward creating a more efficient, scalable business with a clear focus on achieving positive operating cash flow.”

Beeline continues to advance its proposed acquisition of TYTL Holdings, Inc. and its broader home equity and blockchain strategy, subject to applicable approvals and closing conditions.

About Beeline Holdings, Inc.

Beeline Holdings, Inc. is a technology-driven mortgage and home-finance company focused on simplifying and accelerating the path to homeownership, property investment and home-equity access. Through its digital platform, Beeline offers mortgage products designed for traditional borrowers, self-employed borrowers and real estate investors and is expanding its platform into home equity investment products. We believe everyone’s an investor seeking greater financial freedom. That’s why we’re leveling the playing field with the fastest, simplest loans and access to home-equity ever, helping you reach your financial happy place.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s expected third quarter revenues and operating expenses, its future expense reductions and severance costs, the impact of recent changes on future operations including revenue growth and future fixed operating expenses, and future operating cash flow.

Forward-looking statements are prefaced by words such as “anticipate,” “expect,” “plan,” “could,” “may,” “will,” “should,” “would,” “intend,” “seem,” “potential,” “appear,” “continue,” “future,” “believe,” “estimate,” “forecast,” “project,” “target,” and similar words. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. We caution you, therefore, against relying on any of these forward-looking statements. Our actual results may differ materially from those contemplated by the forward-looking statements for a variety of reasons, including, without limitation, the possibility that estimates, projections and assumptions on which the forward-looking statements are based prove to be incorrect including incorrect assumptions on our revenue or operating results being less than expected adjustments made by our auditors in their review of our financial statements, future interest rate changes, the risks arising from the impact of affordability, inflation, tariffs, the war in the Middle East, and a recession which may result on the Company’s business, prospective customers, and on the national and global economy, our ability to raise additional capital to meet future goals and milestone targets, our ability to attract homeowners to our products and services, our ability to comply with applicable regulatory requirements and new regulations and developments that may arise including the potential for regulatory changes regarding digital assets, artificial intelligence, and other areas that impact and may in the future impact the Company’s business, the risk that software and technology infrastructure on which we depend fails to perform as designed or intended, the parties’ ability to negotiate and execute definitive agreements, satisfy closing conditions, obtain required approvals, including shareholder approvals, and the possibility that our expectations and perceived benefits with respect to strategic transactions including the previously announced merger with TYTL Holdings, Inc. Additional information regarding these and other risks is contained in Beeline’s filings with the Securities and Exchange Commission, including the Risk Factors contained in the Company’s 2025 Annual Report on Form 10-K and our prospectus supplement dated March 10, 2026. Any forward-looking statement made by us in this press release speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Contacts

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